EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HORIZON KINETICS LLC,

SCOTT’S LIQUID GOLD-INC., and

HKNY ONE, LLC

Dated as of December 19, 2023

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS BETWEEN THE PARTIES. IT IS NOT INTENDED, AND WILL NOT BE DEEMED, TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO BOTH PARTIES EXECUTING THIS DOCUMENT.

i

ii

iii

iv

Schedule A –Calculation of Final Consideration

Exhibit A – Form of Certificate of Conversion

Exhibit B – Form of Plan of Conversion

Exhibit C – Form of Merger Certificate

Exhibit D – Form of Parent Certificate of Incorporation (Delaware)

Exhibit E – Form of Parent Bylaws (Delaware)

Exhibit F – Form of LLC Agreement of the Company

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 19, 2023 (the “Execution Date”), by and among HORIZON KINETICS LLC , a Delaware limited liability company (the “Company”), SCOTT’S LIQUID GOLD-INC., a Colorado corporation (“Parent”), and HKNY ONE, LLC, a Delaware limited liability company (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, Parent has formed the Merger Sub for the purpose of effecting the Merger (as defined herein);

WHEREAS, the parties intend that, at the Conversion Effective Time, Parent (a) be converted from a Colorado corporation to a Delaware corporation, (b) increase its shares of authorized Parent Common Stock to enable Parent to issue the Merger Consideration (the “Share Increase”) and (c) be renamed as may be agreed to by the parties hereto (the “Name Change”), and that, at the Effective Time, (d) Merger Sub be merged with and into the Company, with the Company surviving on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, all of the membership interests of the Company Members in the Company (the “Company Membership Interests”) will be converted into the Merger Consideration, except as otherwise provided in this Agreement;

WHEREAS, the Company Members as of the date hereof have: (a) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company Members; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to approve and adopt this Agreement on behalf of the Company, in each case in accordance with the DLLCA and the Company’s Organizational Documents;

WHEREAS, Parent, as sole member of the Merger Sub, has: (a) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of the Merger Sub and Parent; and (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, in each case in accordance with the DLLCA;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated

1

hereby upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s shareholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; (c) directed that the Conversion, Share Increase, and Name Change be submitted to a vote of the Parent shareholders for approval at the Parent Shareholders Meeting (which vote may be disaggregated as required or advisable under the rules or guidance of the SEC); and (d) resolved to recommend that Parent shareholders vote in favor of such approval in accordance with the CBCA; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Transactions

Section 1.01 The Transactions. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, the DGCL, and the Plan of Conversion, at the Conversion Effective Time Parent will effect the Conversion, Share Increase and Name Change. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time: (i) Merger Sub will merge with and into the Company; (ii) the separate limited liability company existence of Merger Sub will cease; and (iii) the Company will continue its limited liability company existence under the DLLCA as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Hill, Ward & Henderson, P.A., 101 E. Kennedy Blvd., Suite 3700, Tampa, Florida 33602 or remotely via the electronic exchange of documents, or at such other place as agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

2

3

Section 1.03 Effective Time.

(a) Subject to the provisions of this Agreement, at the Closing, Parent shall cause a statement of conversion to be executed, acknowledged and filed with the Secretary of State of the State of Colorado and a certificate of conversion substantially in the form attached hereto as Exhibit A (the “Certificate of Conversion”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware to effect its conversion from a Colorado corporation to a Delaware corporation in accordance with the relevant provisions of the CBCA, the DGCL, and the Plan of Conversion substantially in the form attached hereto as Exhibit B (the “Plan of Conversion”), as applicable (the “Conversion”). If the Secretary of State of the State of Colorado or the Secretary of State of the State of Delaware require any changes in such statement of conversion or the Certificate of Conversion as a condition to filing or issuing a certificate to the effect that such Conversion is effective, Parent shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The Conversion will become effective at such time as set forth in the Plan of Conversion (the “Conversion Effective Time”).

(b) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form attached hereto as Exhibit C (the “Merger Certificate”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware to effect the merger of Merger Sub with and into the Company in accordance with the relevant provisions of the DLLCA, and shall make all other filings or recordings required under the DLLCA in connection therewith. If the Secretary of State of the State of Delaware requires any changes in the Merger Certificate as a condition to filing or issuing a certificate to the effect that the Merger is effective, the Company and/or Merger Sub, as applicable, shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The Merger will become effective at such time as the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Merger Certificate in accordance with the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Conversion and Merger. The Conversion shall have the effects set forth in this Agreement, the Plan of Conversion, the Certificate of Conversion and the applicable provisions of the DGCL. For United States federal and applicable state and local income tax purposes, it is intended by the parties hereto that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement constitute a “plan of reorganization” for purposes of

4

Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Merger shall have the effects set forth in this Agreement, the Merger Certificate and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 1.05 Articles of Incorporation and Bylaws; Certificate of Formation and Limited Liability Company Agreement.

(a) At the Conversion Effective Time: (i) the articles of incorporation of Parent shall be replaced with the certificate of incorporation substantially in the form attached hereto as Exhibit D, and, as so replaced, shall be the certificate of incorporation of Parent until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (ii) the bylaws of Parent shall be replaced with the bylaws substantially in the form attached hereto as Exhibit E, and, as so replaced, shall be the bylaws of Parent until thereafter amended in accordance with the terms thereof, the certificate of incorporation of Parent, or as provided by applicable Law.

(b) At the Effective Time, (i) the certificate of formation of the Company, as it may be amended by the Merger Certificate, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the DLLCA and such certificate of formation, and (ii) the limited liability company agreement of the Company shall be amended and restated substantially in the form attached hereto as Exhibit F, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided by the DLLCA, such certificate of formation and such limited liability company agreement.

Section 1.06 Directors and Officers. The number of members of the Parent Board at the Effective Time shall be increased from four to seven. Parent shall cause three of its current directors to resign at the Effective Time (the “Resigning Directors”), three directors to be selected by the Company shall fill the resulting vacancies until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of Parent and three directors to be selected by the Company shall fill the newly-created Board seats until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of Parent; provided that the Company shall have delivered to Parent any reasonably requested disclosures and documents in connection therewith.

5

ARTICLE II
Effect of the Merger on Equity Interests

Section 2.01 Determination of Consideration.

(a) The Parties’ good faith estimate of the number of shares of Parent Common Stock to be received by the Company Members in the Merger (the “Merger Consideration”) will be calculated as set forth below.

(b) On or prior to the Final Determination Date, the Company shall prepare and deliver to the Parent (i) an unaudited balance sheet of the Company as of the Business Day prior to the Final Determination Date and (ii) a statement (the “Initial Closing Statement”) setting forth Parent’s good faith calculation of the Merger Consideration in accordance with Schedule A.

(c) Parent and its representatives shall be entitled to review the Initial Closing Statement during the two (2) Business Day period beginning on the date Parent receives the Initial Closing Statement. At or prior to the end of such two (2) Business Day period, Parent shall either:

(i) deliver a notice to the Company confirming that no adjustments are needed to the Company’s calculation of the Merger Consideration, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to the Company to the effect that the Parent disagrees with the Company’s calculation of the Merger Consideration, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in Parent’s view, should be made to the calculation of the Merger Consideration, as applicable, in order to comply with this Agreement (collectively, the “Proposed Adjustments”);

provided, however, that if Parent fails to deliver a Notice of Acceptance or a Notice of Disagreement within such two (2) Business Day period, then the calculation of the Merger Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Consideration.”

(d) If there are any Proposed Adjustments, the Company shall, no later than two (2) Business Days after the Company’s receipt of the Notice of Disagreement, notify Parent whether the Company accepts or rejects each such Proposed Adjustment. Thereafter, the Company and Parent shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments and to agree on the Final Consideration. The Parties acknowledge and agree that the methodology set forth on Schedule A to this Agreement shall be used for the calculation of the Final Consideration; accordingly, such

6

processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies from those specified in this Agreement (including Schedule A) for the purpose of determining the Final Consideration.

Section 2.02 Effect of the Merger on Equity Interests.

(a) At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of Parent or membership interests of the Company or Merger Sub:

(i) Conversion of Company Membership Interests. All Company Membership Interests as of immediately prior to the Effective Time shall be converted into an aggregate of a number of shares of Parent Common Stock equal to the Final Consideration. Section 2.02(a) of the Company Disclosure Letter sets forth to whom and in what denominations the Final Consideration is to be allocated amongst the Company Members, with each Company Member receiving its pro rata share of the Final Consideration calculated in accordance with the Company’s limited liability company agreement in effect immediately prior to the Effective Time (each such pro rata share, the “Pro Rata Merger Consideration”). Notwithstanding the foregoing, no fractional shares of Parent Common Stock shall be issued as part of the Final Consideration and instead, fractional shares that would otherwise be issued hereunder shall be rounded up to the next whole number.

(ii) Cancellation of Company Membership Interests. At the Effective Time, all Company Membership Interests shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a Company Membership Interest shall cease to have any rights with respect thereto, except the right to receive its Pro Rata Merger Consideration, without interest, in accordance with Section 2.02 hereof.

(iii) Conversion of Merger Sub Membership Interests. All Merger Sub Membership Interests as of immediately prior to the Merger Effective Time shall be converted into and become membership interests of the Surviving Company, with the same rights, powers, and privileges as the membership interests so converted (and the membership interests of the Surviving Company into which the Merger Sub Membership Interests are so converted shall be the only membership interests of the Surviving Company immediately after the Merger Effective Time and such membership interests shall solely be held by Parent immediately after the Merger Effective Time).

(b) Transfer Restrictions. The parties acknowledge that the shares of Parent Common Stock to be issued to the Company Members as the Final

7

Consideration pursuant to (a)(i) will be issued under an exemption from registration under the Securities Act and may not be disposed of by such Company Members without registration or the availability of an exemption therefrom.

Section 2.03 Surrender and Exchange.

(a) Procedures for Delivery of Parent Common Stock. Promptly after the Effective Time, Parent shall send to each record holder of Company Membership Interests converted pursuant to Section 2.02(a)(i), a letter of transmittal and instructions (which letter of transmittal will be in customary form and have such provisions as Parent may reasonably specify) for use in such exchange. Promptly following its receipt of an executed letter of transmittal from a Company Member and any other documents reasonably requested by Parent, Parent shall deliver to such Company Member stock certificates (or confirmation of direct registration) evidencing that number of shares of Parent Common Stock issuable to such Company Member in accordance with this ARTICLE II in respect of the Company Membership Interests converted pursuant to Section 2.02(a)(i).

(b) Full Satisfaction. The Pro Rata Merger Consideration delivered to each record holder of Company Membership Interests converted pursuant to Section 2.02(a)(i) in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to the Company Membership Interests held by such record holder immediately prior to the Effective Time. If, after the Effective Time, Company Membership Interests are presented to Parent, they shall be cancelled and, to the extent its record holder has not previously received the Pro Rata Merger Consideration, exchanged for the Pro Rata Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

Section 2.04 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws; provided, that Parent shall, prior to withholding, provide written notice to the applicable Person of its intent to withhold and provide such Person with the reasonable opportunity to provide such forms or other evidence as may reduce, eliminate or mitigate such withholding. To the extent that amounts are so deducted and withheld by Parent and paid to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been delivered to the Person in respect of which Parent made such deduction and withholding.

Section 2.05 Intended Tax Consequences. Each of the parties hereto intends that, for United States federal and applicable state and local Income Tax purposes, (a) the Merger will constitute a contribution of all of the equity interests of the Company by

8

its members to Parent in exchange for Parent Common Stock in a tax-free transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”).

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date hereof and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as of the date hereof and as of the Effective Time, except to the extent that certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.01 Organization; Standing and Power; Organizational Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a limited liability company or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization set forth in Section 3.01(a) of the Company Disclosure Letter, and has the requisite limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is, to the knowledge of the Company, duly qualified or licensed to do business as a foreign limited liability company, or other legal entity, and is in good standing in each jurisdiction where such qualification or license is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Organizational Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of formation, limited liability company agreement or like organizational documents, each as amended to date (collectively, the “Organizational Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Organizational Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any membership interests of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of membership interests of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding membership interests of, or other equity or voting interests in, each Subsidiary of the

9

Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such membership interests or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Organizational Documents of any non-wholly-owned Subsidiary of the Company. Except for the membership interests of, or other equity or voting interests in, its Subsidiaries, and the membership interests of, or other equity or voting interests in, those entities appearing in Section 3.01(c)(iii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any membership interests of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure; Assets and Operations.

(a) Membership Interests. The membership interests of the Company Members in the Company (the “Company Membership Interests”) are as set forth in Section 3.02(a) of the Company Disclosure Letter. Except as set forth in Section 3.02(a) of the Company Disclosure Letter, none of such Company Membership Interests are subject to any pre-emptive rights. No Subsidiary of the Company owns any Company Membership Interests.

(b) Convertible Securities; Equity Awards.

(i) Except as set forth in Section 3.02(b) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Membership Interests; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, Company Membership Interests or securities convertible into or exchangeable for Company Membership Interests; or (C) restricted units, appreciation rights, performance units, profit participation rights, contingent value rights, “phantom” equity, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Membership Interests, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the Company Membership Interests, being referred to collectively as “Company Securities”). All outstanding Company Membership Interests and all outstanding membership interests, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

10

(ii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Except for their respective limited liability company agreements, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which members of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities. Except as set forth in Section 3.02(d) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, membership interests, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, membership interests, voting securities, or other ownership interests in (or securities convertible into or exchangeable for membership interests, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted units, appreciation rights, performance units, profit participation rights, contingent value rights, “phantom” equity, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any membership interests or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the membership interests, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite limited liability company power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to

11

authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby. No further vote or consent of the holders of any class or series of the Company Membership Interests, other than described herein, is necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and the Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles (the “Bankruptcy and Equity Exception”).

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company or any of its Subsidiaries; (ii) to the knowledge of the Company and assuming that all Consents contemplated by clauses (i) through (iv) of Section 3.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) to the knowledge of the Company, result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger, the Conversion and the other transactions contemplated hereby, except for: (i) the filing and acceptance of the Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the

12

“Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware; (iii) the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware and the statement of conversion with the Secretary of State of the State of Colorado in connection with the Conversion; and (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Company Governmental Approvals”).

(d) Member Approval. The Company Members as of the date hereof, by written consent have: (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company Members; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and (iii) approved and adopted this Agreement in accordance with the DLLCA and the Company’s Organizational Documents.

(e) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04 Financial Statements; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Company Audited Financial Statements. The Company’s audited consolidated financial statements (including, in each case, any notes and schedules thereto) as of and for the two years ended December 31, 2022 (the “Company Audited Financial Statements”) made available to Parent: (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); (ii) fairly present in all material respects the consolidated financial position and the results of operations, changes in owners’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the date of and for the periods referred to in such Company Audited Financial Statements; and (iii) were audited by an independent public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) using PCAOB audit standards.

(b) Company Interim Financial Statements. The Company’s unaudited consolidated financial statements (including, in each case, any notes and schedules thereto) as of and for the nine months ended September 30, 2023 (the

13

“Company Interim Financial Statements”) made available to Parent: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); (ii) fairly present in all material respects the consolidated financial position and the results of operations, changes in owners’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the date of and for the periods referred to in such Company Interim Financial Statements, subject to normal and year-end audit adjustments as permitted by GAAP (but only if the effect of such adjustments would not, individually or in the aggregate, be material); and (iii) were reviewed by an independent public accounting firm registered with the PCAOB using PCAOB review standards.

(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of the Company and its Subsidiaries.

(d) Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of September 30, 2023 included in the Company Interim Financial Statements is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(e) Off-Balance Sheet Arrangements. Except as set forth in Section 3.04(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance

14

sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except as set forth in Section 3.05 of the Company Disclosure Letter, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company Financial Statements (in accordance with GAAP). The Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice. The Company and each of its Subsidiaries has (i) filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) the Company and each of its Subsidiaries that files U.S. federal income tax returns has disclosed on its U.S. federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax. The Company and each Subsidiary has timely

15

collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes that is claimed by the Company or applicable Subsidiary.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2020.

(c) Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, shareholder, or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company Financial Statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Closing Agreements. Neither the Company nor any of its Subsidiaries is a party to any agreement with any Governmental Entity with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code).

(i) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a

16

group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(j) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(k) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for (i) any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; (D) election under Section 108(i) of the Code; or (E), except as set forth in Section 3.06(k)(E) of the Company Disclosure Letter, a change of method of accounting, or use of an improper method of accounting made or used on or prior to the Closing Date, or (ii) any Tax period (or portion thereof) as a result of any deferred foreign income within the meaning of Section 965 of the Code.

(l) Prior Activities. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code and no election under Section 338 of the Code or any similar provision of applicable Law has been made or is required to be made by or with respect to the Company or its Subsidiaries.

(m) Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) FIRPTA. Neither the Company nor any of its Subsidiaries is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. No Company Member is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

17

(o) Foreign Activities. Neither the Company nor any of its Subsidiaries (i) has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations of employees, (E) agent with binding authority or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where the Company or such Subsidiary was organized, (ii) has ever entered into a gain recognition agreement pursuant to Treasury Regulation 1.367(a)-8, and (iii) has ever transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither the Company nor any of its Subsidiaries has any item of income that could constitute (i) subpart F income within the meaning of Section 952 of the Code or (ii) global intangible low-taxed income within the meaning of Section 951A of the Code, in each case, for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date. No Company Subsidiary that is a controlled foreign corporation holds assets that constitute U.S. property within the meaning of Section 956 of the Code.

(p) Transfer Pricing. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Laws), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Subsidiary.

(q) Unclaimed Property. The Company and each of its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all material unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

(r) Leases of Property. No asset of the Company or any of its Subsidiaries is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Section 467 of the Code.

(s) Tax Status. The Company (and any predecessor of the Company) has been a partnership subject to taxation under subchapter K of the Code (and under any analogous state or local Tax Law) at all times since its inception until the effective date of its election on IRS Form 8832 to be treated as a corporation for U.S. federal and applicable state and local Income Tax purposes as part of the Pre-Closing Restructuring and thereafter has been treated as a corporation for all Income Tax purposes. Each Subsidiary of the Company (and any

18

predecessor of such Subsidiary) has been properly treated as disregarded as an entity separate from the Company for United States federal and applicable state and local Income Tax purposes at all times since its inception and shall continue to be a disregarded entity for all Income Tax purposes through the Effective Time. Prior to the Pre-Closing Restructuring, no election has ever been made under Treasury Regulations Section 301.7701–3, or any similar provision of state or local Tax Law, to treat either the Company or any Subsidiary as an association taxable as a corporation for Income Tax purposes. Until such time as they are merged with and into the Company as part of the Pre-Closing Restructuring, each of Horizon Common Inc. and Kinetics Common Inc. has always been subject to taxation under subchapter S of the Code (and under any analogous state or local Tax Law) and none of the Member Corporations will have conducted any business activities other than those incidental to their ownership of equity interests in other companies, including the Company.

(t) Joint Ventures. The Company has disclosed all material relationships in Section 3.06(t) of the Company Disclosure Letter that could be treated as a partnership for U.S. federal income tax purposes, not including an entity that is wholly-owned, directly or indirectly, by the Company or any of its Subsidiaries.

(u) Tax-Exempt Property. Neither the Company nor any of its Subsidiaries has “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Section 168(h) of the Code or any similar provision of applicable Law.

(v) Employment Considerations. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Sections 162, 280G, or 404 of the Code, or any similar provision of applicable Law or (ii) is or could become subject to Section 409A of the Code or any similar provision of applicable Law.

(w) Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any facts or circumstances, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

(x) Kinetic Holdings Inc. Solely for purposes of the representations and warranties in this Section 3.06, all references to the “Company” shall also be deemed to include Kinetics Holdings, and all references to “Company Financial Statements” shall also be deemed to include the financial statements of Kinetics Holdings, provided, however, that this Section 3.06(x) shall not apply to Section 3.06(s).

Section 3.07 Intellectual Property; Data Privacy; Data Security.

19

(a) Scheduled Company-Owned and Company-Licensed IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including Patent registrations and patent applications for registration, Trademark registrations and pending applications for registration, Copyright registrations and pending applications for registration, social media accounts and usernames and internet domain names; (ii) material unregistered Company-Owned IP; and (iii) Company-Licensed IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property, including all Company-Licensed IP, used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP.

(d) Non-Infringement. The conduct of the businesses of the Company and all of its Subsidiaries has, to the Knowledge of the Company, not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

(f) Information Systems Generally. The software and other information technology that is owned or controlled by the Company and its Subsidiaries: (i) are in satisfactory working order, are substantially free from reproducible programming errors and from defects in workmanship and materials (other than customary bugs), and are scalable to meet current and reasonably anticipated

20

capacity; (ii) have reasonably appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of viruses and malware; (iv) do not contain, to the Knowledge of the Company, any malicious code, protective feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction created or inserted by or on behalf of the Company and its Subsidiaries that may be used to access, modify, delete, damage or disable it; and (v) have not suffered any error, breakdown, failure, or security breach that has caused disruption or damage to the operation of the business of Company and its Subsidiaries.

(g) Company Privacy and Security Policies. The Company and its Subsidiaries have established and implemented written policies, notices, records, logs and procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, and data security covering their respective businesses (collectively, the “Company Privacy and Security Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws and (ii) are appropriate to protect personal information and other data relating to such businesses against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access. The Company and its Subsidiaries have at all times complied with the Company Privacy and Security Policies in all material respects.

(h) Service Provider Contracts. The Company and its Subsidiaries have, where required by Data Protection Laws, entered into Contracts with its service providers and other material business relationships that meet the requirements of Data Protection Laws applicable to their respective businesses.

(i) Material Alignment with Industry Standards. The Company and its Subsidiaries have materially aligned their respective cybersecurity practices with relevant generally-applicable industry standards and carry out regular external and/or internal penetration tests and vulnerability assessments of their information technology systems and business environment designed to identify any cybersecurity threats and have remediated any and all material identified vulnerabilities.

(j) Absence of Incidents. Since January 1, 2020, neither the Company nor its Subsidiaries has: (i) suffered any actual or suspected material unauthorized access to personal information or cybersecurity incident; (ii) received any notices or requests from, or to the Knowledge of the Company, been subject to any investigations by, any Governmental Entity or other regulatory authority in relation to its processing activities and compliance with Data Protection Laws; or (iii) received notice from individuals alleging

21

non-compliance with Data Protection Laws. The foregoing representation is intended to apply only to the Company and its Subsidiaries and shall not include any service providers of the Company or any service providers of the Company’s Subsidiaries.

Section 3.08 Compliance; Permits.

(a) Investment Advisory Compliance.

(i) Investment Advisers Act Registration and Compliance. The Company RIA Subsidiary has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder. The Company RIA Subsidiary’s registration as an investment adviser under the Investment Advisers Act has been and is in full force and effect and, to the Knowledge of the Company, there is no basis for any disqualification, denial, suspension, or revocation thereof. Neither the Company nor any of its Subsidiaries other than the Company RIA Subsidiary (A) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (B) is subject to any material Liability, to the knowledge of the Company, by reason of any failure to be so registered, licensed, or qualified.

(ii) Compliance with Fund Documentation and Client Contracts. Since January 1, 2020, the Company RIA Subsidiary has (A) performed its investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Company Fund Documentation and Client Contracts applicable to such Clients and (B) not received any written communication from any Person regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such documentation or agreements.

(iii) Investment Advisory Services. Except on behalf of the Company RIA Subsidiary and as set forth in Section 3.08 of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries provides, and no employee of the Company or any of its Subsidiaries has, since January 1, 2020, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person. Neither the Company RIA Subsidiary nor any employee thereof is subject to a disqualification that would be a basis, following the Merger, for any limitations on the activities, functions, or operations of, or suspension or termination of the Investment Advisory Services provided.

(iv) No Disqualification. None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Person

22

“associated” (as defined in the Investment Advisers Act) with the Company or any of its Subsidiaries who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification with respect to which exemptive relief has been received from the SEC or another relevant Governmental Entity; nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Entity that would result in any such disqualification.

(v) No Exemptive Orders. Except as set forth in Section 3.08 of the Company Disclosure Letter, as of the date of this Agreement, (A) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained and (B) no requests are pending therefor by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Company Fund, excluding in each case ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

(vi) Policies and Procedures. The Company RIA Subsidiary has adopted (A) a written policy regarding insider trading, (B) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and (C) insider trading policies, personal trading policies, and such other policies and procedures as are reasonably required in order to comply with Rule 206(4)-7 under the Investment Advisers Act, and have designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. Such code of ethics and insider trading, personal trading and other policies and procedures are reasonably designed to prevent violation, by the Company RIA Subsidiary and its “supervised persons” (as defined in the Investment Advisers Act), of the Investment Advisers Act and the rules promulgated thereunder. To the Knowledge of the Company, since January 1, 2020, there have been no material violations of the code of ethics, insider trading policies, personal trading policies and other material policies of the Company RIA Subsidiary.

(vii) No Pay-To-Play Prohibition. The Company RIA Subsidiary is not prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Broker-Dealer Compliance.

23

(i) Broker-Dealer Registration. Each Company BD Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and with all states and other jurisdictions in which it is required to be registered and has operated since its registration date and is currently operating in compliance in all material respects with all Laws applicable to it or its business, has made all required regulatory filings, and has all registrations, permits, licenses, exemptions, Orders, and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not, either individually or in the aggregate, have a Company Material Adverse Effect. Each Company BD Subsidiary is a member in good standing of FINRA and all other self-regulatory organizations of which it is required to be a member and in compliance with all applicable rules of FINRA and any such self-regulatory organization of which it is a member or which otherwise has authority over it, except for any such non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither Company BD Subsidiary is required to be licensed or registered in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission and/or a member of the National Futures Association. Except for the Company BD Subsidiaries, neither the Company nor any of its Subsidiaries is, or has ever been, to the knowledge of the Company, (A) registered as or required to register as a broker-dealer under the Exchange Act or any similar state securities law, or is a member of FINRA or (B) required to be licensed or registered in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission and/or a member of the National Futures Association.

(ii) Absence of Other License and Qualification Requirements. None of the Company, its Subsidiaries or its or its Subsidiaries’ employees, other than the Company BD Subsidiary and its employees, (A) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since January 1, 2020, has acted as such in connection with any offers, sales, or distributions of securities, or (B) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Exchange Act or other applicable Law.

24

(iii) Form BD. The Company has made available to Parent true, correct, and complete copies of each Uniform Application for Broker-Dealer Registration on Form BD filed by each Company BD Subsidiary since January 1, 2020, reflecting all amendments thereto to the date of this Agreement (each, a “Form BD”). The Forms BD of each Company BD Subsidiary are in compliance in all material respects with the applicable requirements of the Exchange Act, except for any non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iv) No Disqualification. Neither Company BD Subsidiary nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions, or operations of, or suspension or revocation of the registration of the Company BD Subsidiary as broker-dealer, municipal securities dealer, government securities broker, or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no Proceeding pending or, to the Knowledge of the Company, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C) or (D) is subject to any undertaking as a result of any Order by any Governmental Entity.

(v) Net Capital. Each Company BD Subsidiary currently maintains “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act.

(c) Investment Company Act. No vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) for which the Company or any of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor or sub-advisor, or in a similar capacity, is (i) registered or required to be registered, to the knowledge of the Company, with the SEC as an investment company under the Investment Company Act or (ii) a business development company regulated as such under the Investment Company Act.

(d) Other Compliance. The Company and each of its Subsidiaries is and has been in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any

25

of their respective businesses or properties is bound in all material respects. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law. Neither the Company nor any of its Subsidiaries has received written notice (or to the Knowledge of the Company, any other notice) from any Person asserting that it has failed to comply with such Person’s rules, protocols, policies and procedures relating to privacy and data use and protection. Except as set forth in Section 3.08(a) of the Company Disclosure Letter, no investigation by any state or federal regulatory agency has been commenced to the Knowledge of the Company. No action has been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

(e) Other Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”). No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries is and has been in compliance with the terms of all Permits. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, each employee of the Company and of each of the Company’s Subsidiaries who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson, broker-dealer, or an equivalent person with any Governmental Entity in connection with activities conducted in their employment is duly registered or licensed as such and such registration or license is in full force and effect.

Section 3.09 Litigation. Except as set forth in Section 3.09 of the Company Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent. To the Knowledge of the Company, there are no governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

26

Section 3.10 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. Except as set forth in Section 3.11 of the Company Disclosure Letter, there are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof or any holder of 5% or more of any Company Securities, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Proxy Statement.

Section 3.12 Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, equity or equity-based awards, fringe, retirement, death, disability, or medical benefits or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, and insurance contracts now in effect; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent three plan years for each Company Employee Plan; (v) the current summary plan description regarding each Company Employee Plan; (vi) all actuarial valuation reports from the past three plan years related to any Company Employee Plans; and (vii) copies of material notices, letters or other correspondence from the IRS, Department of

27

Labor or Pension Benefit Guaranty Corporation relating to any Company Employee Plan.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor has any such revocation been threatened, or with respect to a preapproved plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued in accordance with its terms, without material liability to Parent, the Merger Sub, the Company, or any of their respective Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, or Legal Actions pending or threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or threatened, to the Knowledge of the Company, with respect to any Company Employee Plan (in each case, other than routine claims for benefits) and there are no facts that would give rise to or could reasonably be expected to give rise to any such Legal Action; and (vii) neither the Company nor any of its Company ERISA Affiliates has engaged in an act, omission or transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or a Tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.

(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit

28

Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; or (iii) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e) Certain Company Employee Plans. Except as set forth in Section 3.12(e) of the Company Disclosure Letter, with respect to each Company Employee Plan:

(i) no such plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of the Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f) No Post-Employment Obligations. Except as set forth in Section 3.12(f) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company

29

Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations). The Company has not (i) granted to any person an interest in any deferred compensation plan that is, or upon the lapse of a substantial risk of forfeiture with respect to such interest will be, subject to the Tax imposed by Section 409A(a)(1) or (b) of the Code, or (ii) materially modified any deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1) or (b) of the Code. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state or local law).

(i) Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each Company Employee Plan has complied with the provisions of the Health Insurance Portability and Accountability Act of 1996 the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder. The Company has not incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax, penalty or other liability with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company to severance pay or any other payment; (ii)

30

accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. The Company Members have not authorized any payment to be made on completion of or in connection with the execution or delivery of this Agreement, the consummation of the Merger, or other transactions contemplated by this Agreement, and no such payments will be due or obligation incurred.

(k) Employment Law Matters. Except as set forth in Section 3.12(k) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance with all applicable Laws and agreements regarding hiring, employment, collective bargaining, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers.

(l) Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 3.13 Real Property and Personal Property Matters.

31

(a) Owned Real Estate. Neither the Company nor any of its Subsidiaries as of the date hereof holds fee simple title to any real property. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list by address of all leased real property.

(c) Real Estate Used in the Business. The Company-Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Letter and the Company-Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries; provided, however, that real estate owned or leased by the Parent and as disclosed in the Parent Disclosure Letter may continue to be used after the Merger.

(d) Personal Property. The Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14 Environmental Matters.

(a) The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

32

(d) Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(ii) any Client Contract;

(iii) any Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer or member of the board of managers of the Company or any of its Subsidiaries, (B) Company Member, or (C) Company Employee providing for an annual base salary or payment in excess of $300,000;

(iv) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a client Contract, or (B) any Contract providing for indemnification of clients or other Persons pursuant to Contracts entered into in the ordinary course of business;

33

(v) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, the Surviving Company or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(vi) other than this Agreement and any agreement ancillary thereto, any Contract under which the Company or any of its Subsidiaries have ongoing obligations relating to the disposition or acquisition, directly or indirectly (by merger, sale of equity, sale of assets, or otherwise), by (A) the Company or any of its Subsidiaries of assets or membership interests or other equity interests of any Person and (B) any Person of assets or membership interests or other equity interests of the Company or any of its Subsidiaries, in each case of (A) and (B) outside of the ordinary course of business and with a fair market value in excess of $300,000;

(vii) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(viii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Company, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xi) any mortgages, indentures, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money currently outstanding or available for draw after the date of this Agreement, whether as borrower, guarantor or

34

lender, in each case in excess of $300,000, other than (A) accounts receivables and payables, and (B) loans to Affiliates of the Company;

(xii) any employee collective bargaining agreement or other Contract with any labor union;

(xiii) any Company IP Agreement;

(xiv) any license or similar Contract with respect to any Company or Subsidiary under which the Company or such Subsidiary is obligated to make payment or incur costs in excess of $300,000 in any year;

(xv) any placement, agency, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar Contract, in each case, with respect to the funds advised by the Company and its Subsidiaries;

(xvi) any material Contract with any Governmental Entity;

(xvii) other than Governing Documents of the Company, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair, or materially delay the consummation of the Merger;

(xviii) any material Contracts with Company Selected Clients; or

(xix) any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations.

(xx) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $300,000 in any year and which is not otherwise described in clauses (i)-(xix) above;

(xxi) any Contract which is not otherwise described in clauses (i)-(xx) above that is material to the Company and its Subsidiaries, taken as a whole.

(xxii) Notwithstanding the foregoing provisions of this Section 3.15(a), “Company Material Contracts” shall not include (x) Contracts of the funds advised by the Company and its Subsidiaries or entities formed to hold portfolio investments, with respect to the acquisition, ownership, servicing or disposition of portfolio investments by such funds and/or such

35

entities, or (y) any Contracts with respect to any portfolio investment, including any Governing Documents of any portfolio investment.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available for inspection to Parent true, correct and complete copies of all Company Material Contracts, including any amendments thereto. Except as set forth in Section 3.15(b) of the Company Disclosure Letter, none of the Company or its Subsidiaries will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the transactions contemplated hereunder.

(c) No Breach. (i) All the Company Material Contracts are valid, legal, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any material provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract; and (iv) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract other than in the ordinary course of business and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth (a) a list of each insurance policy and fidelity bond which covers the Company, its Subsidiaries, their respective properties and assets (including in respect of Real Estate) or any director, officer or employee of the Company or its Subsidiaries, including without limitation each workers’ compensation policy (the “Company Policies”) and (b) a list of all pending claims and the claims history for the Company and its Subsidiaries since January 1, 2020. There are no pending claims under any of the Company Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All premiums due under the Company Policies have been paid in full or, with respect to premiums not yet due, accrued. The Company does not have any Liability to any Person with respect to the Company Policies or insurance policies issued in its favor at any time previously. All of the Company Policies are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any

36

action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Company Policies. To the Knowledge of the Company: (i) no insurer of the Company Policies has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any of the Company Policies, nor has the Company received any notice that an insurer intends to materially reduce the level of coverage under any Company Policy. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably likely to adversely affect the relationship of the Company with any of its insurers.

Section 3.17 Proxy Statement. None of the information furnished by the Company to Parent for inclusion or incorporation by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Proxy Statement”), to be filed by Parent with the SEC in connection with the Merger, will, at the date the Proxy Statement is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.18 Anti-Corruption Matters. Since January 1, 2020, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Clients. Section 3.19 of the Company Disclosure Letter sets forth a complete and accurate list of the ten (10) largest Clients of the Company and its Subsidiaries based on assets under management at September 30, 2023 (the “Company Selected Clients”). Such assets under management amounts are also set forth in Section 3.19 of the Company Disclosure Letter. To the Company’s Knowledge, since September 30, 2023, no Company Selected Client has canceled or terminated its relationship with the Company and its Subsidiaries or notified the Company or its Subsidiaries in writing of an intent to terminate its relationship. To the Company’s

37

Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably expected to adversely affect the relationship of the Company and its Subsidiaries with any of the Company Selected Client.

Section 3.20 Disclaimer of Warranties. Except as specifically set forth in this ARTICLE III (as modified by the Company Disclosure Letter), none of the Company or any of its Affiliates, officers, employees, directors, partners, equityholders, shareholders, managers, consultants, agents, counsel, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Parent or Merger Sub, or any of their respective Affiliates, officers, employees, directors, partners, equityholders, shareholders, members, managers, shareholders, consultants, agents, counsel, or advisors. Any representations and warranties of the Company not specifically set forth in this ARTICLE III (as modified by the Company Disclosure Letter), whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by the Company.

Section 3.21 No Reliance. Parent and Merger Sub have relied solely on the representations and warranties set forth in this ARTICLE III (as modified by the Company Disclosure Letter).

ARTICLE IV
Representations and Warranties of Parent and the Merger Sub

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date hereof and delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and the Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Effective Time, except to the extent that certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Parent and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization set forth in Section 4.01(a) of the Parent Disclosure Letter, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is, to the knowledge of Parent, duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or in good standing

38

would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the articles of incorporation, articles of organization, bylaws, operating agreement or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of Parent and each of its Subsidiaries. Neither Parent nor any of its Subsidiaries is in material violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 4.01(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof and its place of organization. Section 4.01(c)(ii) of the Parent Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Parent: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Parent. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that is owned directly or indirectly by Parent have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(d) Merger Sub. Merger Sub (i) was formed solely for the purpose of entering into the transactions contemplated by this Agreement, (ii) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and (iii) solely with respect to Merger Sub, since the date of its formation, has been properly treated as disregarded as an entity separate from Parent for United States federal and applicable state and local Income Tax purposes, and no election has ever been made under Treasury Regulations Section 301.7701–3, or any similar provision of state or local Tax Law, to treat Merger Sub, as an association taxable as a corporation for Income Tax purposes.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock; and (ii) 20,000,000 shares of preferred stock (the “Parent Preferred Stock”). As of the close of business on

39

the Business Day immediately preceding the Execution Date (such Business Day, the “Initial Determination Date”): (A) 13,006,162 shares of Parent Common Stock were issued and outstanding; (B) 36,993,838 shares of Parent Common Stock were authorized but unissued; (C) no shares of Parent Preferred Stock were issued and outstanding; and (D) 20,000,000 shares of Parent Preferred Stock were authorized but unissued. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock. The Merger Sub Membership Interests are as set forth in Section 4.02(a) of the Parent Disclosure Letter. None of Merger Sub Membership Interests are subject to any pre-emptive rights. No Subsidiary of Merger Sub owns any Merger Sub Membership Interests.

(b) Convertible Securities; Stock Awards.

(i) As of the date hereof, except as set forth in Section 4.02(b) of the Parent Disclosure Letter, there are no outstanding: (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of Parent; (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii) There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any

40

matters on which shareholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, 100% of the Merger Sub Membership Interests are owned by Parent. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

(e) Assets, Liabilities and Operations. As of the date hereof, the Merger Sub has no operations and does not have, directly or indirectly, any assets or liabilities.

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority, as applicable, to enter into and deliver this Agreement, to perform its obligations hereunder, and, subject to the affirmative vote or consent of the holders of a majority of the outstanding shares of Parent Common Stock approving the Conversion, Share Increase and Name Change (collectively, the “Requisite Parent Vote”) to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Requisite Parent Vote may be solicited and obtained as one or more votes as needed or appropriate under the rules or guidance of the SEC. The execution and delivery of this Agreement by Parent and the Merger Sub, and the consummation by Parent and the Merger Sub of the Merger and the other transactions contemplated hereby have been

41

duly authorized by all necessary corporate action or limited liability company action on the part of Parent and the Merger Sub, as applicable, and no other corporate or limited liability company proceeding on the part of Parent or the Merger Sub, as applicable, are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the receipt of the Requisite Parent Vote. The Requisite Parent Vote is the only vote or consent of the holders of any class or series of Parent’s capital stock necessary to approve the Merger, the Conversion, the Share Increase and the Name Change and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and the Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and the Merger Sub, and the consummation by Parent and the Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) subject to obtaining the Requisite Parent Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or any of its Subsidiaries; (ii) to the knowledge of Parent and assuming that all Consents contemplated by clauses (i) through (iv) of Section 4.03(c) have been obtained or made and, in the case of the consummation of the Merger, Conversion, Share Increase and Name Change, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) to the knowledge of Parent, result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or the Merger Sub in connection with the execution, delivery, and performance by Parent or the Merger Sub of this Agreement or the consummation by Parent or the Merger Sub of the Merger, the Conversion and other transactions contemplated hereby, except for: (i) the filing and acceptance of the Proxy Statement in definitive form with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware; and (iii) the filing of a statement of

42

conversion with the Secretary of State of the State of Colorado and of the Certificate of Conversion with the Secretary of State of the State of Delaware in connection with the Conversion.

(d) Board Approval. The Parent Board, by resolutions duly adopted by a vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; (iii) directed that the Conversion, Share Increase and Name Change and the proposal to approve certain compensatory arrangements between Parent and its executive officers, be submitted to a vote of the Parent shareholders for approval at the Parent Shareholders Meeting; and (iv) resolved to recommend that Parent shareholders vote in favor of such approval in accordance with the CBCA (collectively, the “Parent Board Recommendation”).

(e) Merger Sub Approval. Parent, as sole member, of the Merger Sub, has: (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Merger Sub and Parent; and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, in each case in accordance with the DLLCA;

(f) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to Parent is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 4.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Parent SEC Documents”). True, correct, and complete copies of all Parent SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a

43

subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is, nor is Parent, the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); (iii) fairly present in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material), and (iv) in the case of audited financial statements, were audited, and in the case of interim financial statements, were reviewed, by an independent public accounting firm registered with the PCAOB using PCAOB audit or review standards, as applicable.

(c) Internal Controls. Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial

44

statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of Parent and its Subsidiaries.

(d) Disclosure Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Other than as disclosed in the Parent SEC Documents, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm, has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(e) Undisclosed Liabilities. The unaudited balance sheet of Parent dated as of September 30, 2023 included in the Parent SEC Documents, which has been delivered to the Company, is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP other than Liabilities that: (i) are reflected or reserved against in Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of Parent Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(f) Off-Balance Sheet Arrangements. Except as described in Parent SEC Documents, neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent

45

or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act.

Section 4.05 Absence of Certain Changes or Events. Since the date of Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

Section 4.06 Taxes.

(a) Tax Returns and Payment of Taxes. Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. Except as set forth in Section 4.06(a) of the Parent Disclosure Letter, all material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes

46

payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice. Parent and each of its Subsidiaries has (i) filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) Parent and each of its Subsidiaries that files U.S. federal income tax returns has disclosed on its U.S. federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither Parent nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax. Parent and each Subsidiary has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes that is claimed by Parent or applicable Subsidiary.

(b) Availability of Tax Returns. Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after January 1, 2020.

(c) Withholding. Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Parent Employee, creditor, customer, shareholder, or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of Parent or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in Parent’s most recent financial statements included in Parent SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

47

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Closing Agreements. Neither Parent nor any of its Subsidiaries is a party to any agreement with any Governmental Entity with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code).

(i) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (except for a group the parent of which is Parent); (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(j) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(k) Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for (i) any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; or (D) election under Section 108(i) of the Code; or (E) a change of method of accounting, or use of an improper method of accounting made or used on or prior to the Closing Date, or (ii) any Tax period (or portion thereof) as a result of any deferred foreign income within the meaning of Section 965 of the Code.

48

(l) Prior Activities. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code and no election under Section 338 of the Code or any similar provision of applicable law has been made or required to be made by or with respect to Parent or its Subsidiaries.

(m) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) FIRPTA. Neither Parent nor any of its Subsidiaries is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(o) Foreign Activities. Neither Parent nor any of its Subsidiaries (i) has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations of employees, (E) agent with binding authority or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where Parent or such Subsidiary was organized, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither Parent nor any of its Subsidiaries has any item of income that could constitute (i) subpart F income within the meaning of Section 952 of the Code or (ii) global intangible low-taxed income within the meaning of Section 951A of the Code, in each case, for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date. No Parent Subsidiary that is a controlled foreign corporation holds assets that constitute U.S. property within the meaning of Section 956 of the Code.

(p) Transfer Pricing. Parent and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Parent and each Subsidiary.

(q) Unclaimed Property. Parent and each of its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all material unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

49

(r) Leases of Property. No asset of Parent or any of its Subsidiaries is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Section 467 of the Code.

(s) Joint Ventures. Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) that could be treated as a partnership for federal Income Tax purposes, other than an entity that is wholly-owned, directly or indirectly, by Parent or any of its Subsidiaries.

(t) Tax-Exempt Property. Neither Parent nor any of its Subsidiaries has “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Section 168(h) of the Code or any similar provision of applicable Law.

(u) Employment Considerations. Neither Parent nor any of its Subsidiaries is a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Sections 162, 280G, or 404 of the Code, or any similar provision of applicable Law or (ii) violates Section 409A of the Code or any similar provision of applicable Law.

(v) Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any facts or circumstances, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.07 Intellectual Property.

(a) Scheduled Parent-Owned and Parent-Licensed IP. Section 4.07(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including Patent registrations and pending applications for registration, Trademark registrations and pending applications for registration, Copyright registrations and pending applications for registration, social media accounts and usernames and internet domain names; (ii) material unregistered Parent-Owned IP; and (iii) Parent-Licensed IP.

(b) Right to Use; Title. Parent or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property, including all Parent-Licensed IP, used or held for use in or necessary for the conduct of the business of Parent and its Subsidiaries as

50

currently conducted and as proposed to be conducted (“Parent IP”), in each case free and clear of all liens other than Permitted Liens.

(c) Validity and Enforceability. Parent and its Subsidiaries’ rights in Parent-Owned IP are valid, subsisting, and enforceable. Parent and each of its Subsidiaries have taken reasonable steps to maintain Parent IP and to protect and preserve the confidentiality of all trade secrets included in Parent IP.

(d) Non-Infringement. The conduct of the businesses of Parent and all of its Subsidiaries, to the Knowledge of Parent, has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of Parent, no third party is infringing upon, violating, or misappropriating any Parent IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by Parent or any of its Subsidiaries; or (ii) challenging the validity, enforceability, or ownership of any Parent-Owned IP or Parent or any of its Subsidiaries’ rights with respect to any Parent IP. Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent-Owned IP.

(f) Information Systems. The software and other information technology that is owned or controlled by Parent and its Subsidiaries: (i) are in satisfactory working order, are substantially free from reproducible programming errors and from defects in workmanship and materials (other than customary bugs), and are scalable to meet current and reasonably anticipated capacity; (ii) have reasonably appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of viruses and malware; (iv) do not contain, to the Knowledge of Parent, any malicious code, protective feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction created or inserted by or on behalf of Parent and its Subsidiaries that may be used to access, modify, delete, damage or disable it; and (v) have not suffered any error, breakdown, failure, or security breach that has caused damage or significant disruption to the operation of the business of Parent and its Subsidiaries.

Section 4.08 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries is and has been, in all material respects, in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of

51

their respective businesses or properties is bound. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law. Neither Parent nor any of its Subsidiaries has received written notice (or to the Knowledge of Parent, any other notice) from any Person asserting that it has failed to comply with such Person’s rules, protocols, policies and procedures relating to privacy and data use and protection. Except as described in Parent SEC Documents or as otherwise set forth in Section 4.08 of the Parent Disclosure Letter, no investigation by any state or federal regulatory agency has been commenced to the Knowledge of Parent. No action has been asserted or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and each of its Subsidiaries is and has been in compliance with the terms of all Permits.

Section 4.09 Litigation. There is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent. To the Knowledge of Parent, other than as listed in Section 4.04(a) and Section 4.09 of the Parent Disclosure Letter, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.10 Brokers’ and Finders’ Fees. Neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 4.11 Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate thereof or any holder of 5% or more of the shares of Parent Common Stock, but not including any wholly-owned Subsidiary of Parent, on the other hand, that would be required to be

52

disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 4.12 Employee Matters.

(a) Schedule. Section 4.12(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, or medical benefits or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any Liability (collectively, the “Parent Employee Plans”).

(b) Documents. Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, and insurance contracts now in effect; (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent three plan years for each Parent Employee Plan; (v) the current summary plan description regarding each Parent Employee Plan; (vi) all actuarial valuation reports for the past three plan years related to any Parent Employee Plans; and (vii) copies of material notices, letters or other correspondence from the IRS, Department of Labor or Pension Benefit Guaranty Corporation relating to any Parent Employee Plan.

(c) Employee Plan Compliance. (i) Each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor has any such revocation been threatened, or with respect to a preapproved plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified

53

retirement plan and the related trust are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Parent Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of their respective Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, or Legal Actions pending or threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Parent Employee Plan; (vi) there are no material Legal Actions pending, or threatened, to the Knowledge of Parent, with respect to any Parent Employee Plan (in each case, other than routine claims for benefits) and there are no facts that would give rise to or could reasonably be expected to give rise to any such Legal Action; and (vii) neither Parent nor any of its Parent ERISA Affiliates has engaged in an act, omission or transaction that could subject Parent or any Parent ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Plan Liabilities. Neither Parent nor any Parent ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Parent Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Parent Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Parent Employee Plan covering any active, retired, or former employees or directors of Parent or any Parent ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Parent Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; or (iii) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code.. No complete or partial termination of any Parent Employee Plan has occurred or is expected to occur.

(e) Certain Parent Employee Plans. With respect to each Parent Employee Plan:

54

(i) no such plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Parent nor any of the Parent ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;

(iii) no Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.

(f) No Post-Employment Obligations. Except as set forth in Section 4.12(f) of the Parent Disclosure Letter, no Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of Parent, threatened claims by or on behalf of any participant in any Parent Employee Plan, or otherwise involving any Parent Employee Plan or the assets of any Parent Employee Plan; and (ii) no Parent Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations). The Company has

55

not (i) granted to any person an interest in any deferred compensation plan that is, or upon the lapse of a substantial risk of forfeiture with respect to such interest will be, subject to the Tax imposed by Section 409A(a)(1) or (b) of the Code, or (ii) materially modified any deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1) or (b) of the Code. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state or local law).

(i) Health Plan Compliance. Each of Parent and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each Company Employee Plan has complied with the provisions of the Health Insurance Portability and Accountability Act of 1996 the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder. The Company has not incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax, penalty or other liability with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(j) Effect of Transaction. Except as set forth in Section 4.12(j) of the Parent Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Parent to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent to merge, amend, or terminate any Parent Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan. Except as set forth in Section 4.12(j) of the Parent Disclosure Letter, the Parent Board has not authorized any payment to be made on completion of or in connection with the execution or delivery of this Agreement, the consummation of the Merger, or other transactions contemplated by this Agreement, and no such payments will be due or obligation incurred.

(k) Employment Law Matters. Parent and each of its Subsidiaries is in compliance with all applicable Laws and agreements regarding hiring, employment, collective bargaining, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent

56

contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers.

(l) Labor. Neither Parent nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of Parent, no material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of Parent Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Parent or any of its Subsidiaries, or any Parent Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 4.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. Parent does not as of the date hereof hold fee simple title to any real property. Neither Parent nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 4.13(b) of the Parent Disclosure Letter contains a true and complete list of any and all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Parent-Leased Real Estate (including the date and name of the parties to such Lease). Parent has delivered to the Company a true and complete copy of each such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Parent’s or its Subsidiary’s possession and quiet enjoyment of the Parent-Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Parent, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted

57

Liens. Neither Parent nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Parent or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of Parent) a right to use or occupy such Parent-Leased Real Estate or any portion thereof.

(c) Real Estate Used in the Business. The Parent-Leased Real Estate identified in Section 4.13(b) of the Parent Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of Parent or any of its Subsidiaries.

(d) Personal Property. Parent and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14 Environmental Matters.

(a) Parent and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent and its Subsidiaries as currently conducted.

(b) Neither Parent nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of Parent, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to Parent or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) Neither Parent nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) Neither Parent nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to

58

impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Parent nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) Neither Parent nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by Parent with the SEC;

(ii) any Contract (in each case with respect to which Parent or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of Parent or any of its Subsidiaries, (B) member of the Parent Board, or (C) Parent Employee providing for an annual base salary or payment in excess of $300,000;

(iii) any Contract providing for indemnification or any guaranty by Parent or any Subsidiary thereof, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (A) any guaranty by Parent or a Subsidiary thereof of any of the obligations of (1) Parent or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of Parent or any of its Subsidiaries (or, at any time after the consummation of the Merger, the Surviving Company or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

59

(v) other than this Agreement and any agreement ancillary thereto, any Contract under which the Parent or any of its Subsidiaries have ongoing obligations relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by (A) Parent or any of its Subsidiaries of assets or capital stock or other equity interests of any Person and (B) any Person of assets or membership interests or other equity interests of the Parent or any of its Subsidiaries, in each case of (A) and (B) outside of the ordinary course of business and with a fair market value in excess of $300,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Parent or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to Parent and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries;

(x) any mortgages, indentures, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money currently outstanding or available for draw after the date of this Agreement, whether as borrower, guarantor or lender, in each case in excess of $300,000, other than (A) accounts receivables and payables, and (B) loans to Affiliates of Parent;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Parent IP Agreement;

60

(xiii) any license or similar Contract with respect to any Parent or Subsidiary, under which the Parent or such Subsidiary is obligated to make payment or incur costs in excess of $300,000 in any year;

(xiv) any material Contract with any Governmental Entity;

(xv) other than the Charter Documents of the Parent, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair, or materially delay the consummation of the Merger;

(xvi) any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations;

(xvii) any other Contract under which Parent or any of its Subsidiaries is obligated to make payment or incur costs in excess of $300,000 in any year and which is not otherwise described in clauses (i)–(xvi) above;

(xviii) any Contract which is not otherwise described in clauses (i)-(xvii) above that is material to Parent and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 4.15(b) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of all Parent Material Contracts. Parent has made available to the Company correct and complete copies of all Parent Material Contracts, including any amendments thereto. Except as set forth in Section 4.15(b) of the Parent Disclosure Letter, none of the Parent, its Subsidiaries or the Surviving Company will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the transactions contemplated hereunder.

(c) No Breach. (i) All the Parent Material Contracts are valid, legal, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any material provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach, or has received written notice of breach, of any Parent Material Contract; and (iv) neither Parent nor any of its Subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is

61

currently in effect with respect to any Material Contract other than in the ordinary course of business and, to the Knowledge of Parent, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 4.16 Insurance. Section 4.16 of the Parent Disclosure Letter sets forth (a) a list of each insurance policy and fidelity bond which covers Parent, its Subsidiaries, their respective properties and assets (including in respect of Real Estate) or any director, officer or employee of Parent or its Subsidiaries (the “Parent Policies”) and (b) a list of all pending claims and the claims history for Parent and its Subsidiaries since January 1, 2020. Except as set forth in Section 4.16 of the Parent Disclosure Letter, there are no pending claims under any of the Parent Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All premiums due under the Parent Policies have been paid in full or, with respect to premiums not yet due, accrued. Parent does not have any Liability to any Person with respect to the Parent Policies or insurance policies issued in its favor at any time previously. All of the Parent Policies are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Parent Policies. To the Knowledge of Parent: (i) no insurer of the Parent Policies has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any of the Parent Policies, nor has the Parent received any notice that an insurer intends to materially reduce the level of coverage under any Parent Policy. To Parent’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably likely to adversely affect the relationship of Parent with any of its insurers.

Section 4.17 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement to be filed with the SEC in connection with the Merger, will, at the date the Proxy Statement is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

62

Section 4.18 Anti-Corruption Matters. Since January 1, 2020, none of Parent, any of its Subsidiaries or any director, officer or, to the Knowledge of Parent, employee or agent of Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19 Disclaimer of Warranties. Except as specifically set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter), none of Parent, Merger Sub, or any of their respective Affiliates, officers, employees, directors, partners, equityholders, shareholders, managers, consultants, agents, counsel, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to the Company, or any of its Affiliates, officers, employees, directors, partners, equityholders, shareholders, members, managers, shareholders, consultants, agents, counsel, or advisors. Any representations and warranties of Parent and Merger Sub not specifically set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter), whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by Parent and Merger Sub.

Section 4.20 No Reliance. The Company has relied solely on the representations and warranties set forth in this ARTICLE IV (as modified by the Parent Disclosure Letter).

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as would not, in each case, exceed $3,000,000 in transaction value, as set forth in Section 5.01

63

of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Organizational Documents other than in connection with or as may be required to effectuate the transactions contemplated by this Agreement;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries); provided, however, nothing herein shall prohibit the Company from adjusting its capital structure so that its underlying beneficial owners will own shares directly as opposed to through a corporate intermediary;

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date hereof establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date hereof;

(e) acquire a majority interest, by merger, consolidation, acquisition of stock or assets, or otherwise, of any business or Person or division thereof, other than those made in the ordinary course of business consistent with past practice;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

64

(g) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course consistent with past practice;

(h) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) other than as contemplated by the Pre-Closing Restructuring, make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(j) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(k) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(l) terminate or fail to exercise renewal rights with respect to, any material insurance policy;

(m) directly or indirectly, alone, jointly, or in concert with any other Person, without the express prior written consent of Parent, use the information contained in this Agreement or learned during the diligence of the transactions contemplated thereunder to:

(i) propose, offer, negotiate, or agree to: (A) purchase, transfer, or otherwise acquire any securities of Parent; (B) acquire a material portion of the assets or property of Parent; (C) other than pursuant to this Agreement, enter into any merger, arrangement, amalgamation, or other

65

business combination involving Parent; or (D) participate in any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to Parent or any of its Subsidiaries;

(ii) solicit, or participate with any other Person in the solicitation of, any proxies or consents in order to vote, advise, or influence any Person with respect to the voting of any securities of Parent;

(iii) otherwise attempt to control or to influence the management or board of directors of Parent;

(iv) make any public or private disclosure of any consideration, intention, plan, or arrangement inconsistent with any of the foregoing, except as required by law; or

(v) advise, assist, or encourage any other Person in connection with any of the foregoing; or

(n) agree or commit to do any of the foregoing.

Section 5.02 Conduct of Business of Parent and Merger Sub. Parent and the Merger Sub shall, and shall cause each of its respective Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the Company, use its reasonable best efforts to preserve substantially intact its and its respective Subsidiaries’ business organization. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as would not, in each case, exceed $300,000 in transaction value, as set forth in Section 5.02 of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement or as required by applicable Law, Parent and the Merger Sub shall not, nor shall either permit any of its respective Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents other than in connection with or as may be required to effectuate the transactions contemplated by this Agreement;

(b) (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

66

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities;

(d) except as required by applicable Law or by any Parent Employee Plan or Contract in effect as of the date hereof or as set forth in Section 5.02(d) of the Parent Disclosure Letter, establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Parent Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Parent Employee Plan if it were in existence as of the date hereof;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, other than those made in the ordinary course of business consistent with past practice;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), the capital stock or other equity interests in any Subsidiary of Parent; provided, that the foregoing shall not prohibit Parent and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Parent IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, or other reorganization;

(g) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course consistent with past practice;

(h) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(i) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet (or most recent consolidated balance sheet included in the Parent SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or

67

consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Parent or its Subsidiaries;

(j) except in connection with actions permitted by Section 5.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of Parent by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Parent with respect to a Takeover Proposal or otherwise, except for the Company or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(k) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Parent IP, or grant any right or license to any Parent IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(l) terminate or fail to exercise renewal rights with respect to, any material insurance policy; or

(m) agree or commit to do any of the foregoing.

Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.03 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company, Parent and the Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 5.05 of this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, each party shall, and shall cause its Subsidiaries to, afford to the other party and its Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of such first party or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of such first party and its Subsidiaries, and each party shall, and shall cause its Subsidiaries to, furnish promptly to the other party such other information concerning the business and properties of such first party and its Subsidiaries as such other party may reasonably request from time to time. The parties and their Subsidiaries shall not

68

be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect a party’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the other party pursuant to this Agreement.

(b) The Company and Parent shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidentiality and Non-Disclosure Agreement dated December 14, 2022, between the Company and Parent (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.05 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors, agents, and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

(b)

(i) Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to,

69

directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.05(b)(ii): (A) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Parent or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of Parent or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (B) except where the Parent Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries; or (C) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Parent Acquisition Agreement”). Except as expressly permitted by this Section 5.05, the Parent Board shall not effect a Parent Adverse Recommendation Change. Parent shall, and shall cause its Subsidiaries, to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

(ii) Notwithstanding Section 5.05(b)(i), prior to the receipt of the Requisite Parent Vote, the Parent Board, directly or indirectly through any Representative, may, subject to Section 5.05(b)(iii): (A) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Parent Board believes in good faith, after consultation with outside legal counsel, constitutes a Superior Proposal; (B) thereafter furnish to such third party non-public information relating to Parent or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall promptly (in all events within 24 hours) be provided for informational purposes to the Company); (C) following receipt of and on account of a Superior Proposal, make a Parent Adverse Recommendation Change; and/or (D) take any action that any court of competent jurisdiction orders Parent to take (which order remains unstayed), but in each case referred to in the foregoing clauses (A) through (C), only if the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would cause the Parent Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Parent Board

70

from disclosing to Parent’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if Parent determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(iii) The Parent Board shall not take any of the actions referred to in clauses (A) through (D) of Section 5.05(b)(ii) unless Parent shall have delivered to the Company a prior written notice advising the Company that it intends to take such action. Parent shall notify the Company promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by Parent (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books, or records of Parent or any of its Subsidiaries by any third party. In such notice, Parent shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Parent shall provide the Company with at least 48 hours prior notice of any meeting of the Parent Board (or such lesser notice as is provided to the members of the Parent Board) at which the Parent Board is reasonably expected to consider any Takeover Proposal. Parent shall promptly (but in no event later than 24 hours) provide the Company with a list of any non-public information concerning Parent’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Company, copies of such information.

(iv) Except as expressly permitted by this Section 5.05, the Parent Board shall not effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement, if: (A) Parent promptly notifies the Company, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Parent Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Parent Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Parent has received a Takeover Proposal that the Parent

71

Board intends to declare a Superior Proposal and that the Parent Board intends to effect a Parent Adverse Recommendation Change and/or Parent intends to enter into a Parent Acquisition Agreement; (B) Parent attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (C) Parent shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions)); and (D) the Parent Board determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Company during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

(v) Parent shall, and shall direct its Representatives to: (A) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or would reasonably be expected to lead to, a Takeover Proposal, (B) within three (3) Business Days of the date of this Agreement, request the prompt return or destruction of all non-public information concerning Parent or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the three (3) month period immediately preceding the date hereof and (C) immediately terminate all access granted to any such Persons or their respective Representatives referenced in clauses (A) and (B) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of Parent’s rights under the other provisions of this Section 5.05.

Section 5.06 Shareholders Meeting; Preparation of Proxy Materials.

(a) Parent shall use commercially reasonable efforts to duly call, give notice of, convene, and hold the Parent Shareholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Parent shall mail the Proxy Statement to the holders of Parent

72

Common Stock in advance of such meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.05 hereof, the Proxy Statement shall include the Parent Board Recommendation. Subject to Section 5.05 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the increase in the number of authorized shares of Parent Common Stock, the change in the Parent’s name, the Conversion and the approval of certain compensatory arrangements involving the Parent’s executive officers; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approvals. Parent shall not submit any other proposals for approval at the Parent Shareholders Meeting without the prior written consent of the Company. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company. Once the Parent Shareholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Shareholders Meeting without the consent of the Company (other than: (A) in order to obtain a quorum of its shareholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Proxy Statement for compliance with applicable legal requirements; or (C) to allow reasonable additional time for the additional solicitation of votes in order to obtain the Requisite Parent Vote).

(b) In connection with the Parent Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file the Proxy Statement with the SEC. Parent and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will furnish to .Parent the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall not file the Proxy Statement, or any amendment or supplement thereto, without providing the Company a reasonable opportunity to review and comment thereon (which comments shall be reasonably adopted by Parent). Parent shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of Parent and at the time of the Parent Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall use its reasonable best efforts to resolve, and each party agrees to use its reasonable best efforts to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as soon as practicable after receipt thereof and, upon clearance by the SEC, to cause the Proxy Statement in definitive form to be mailed to Parent shareholders as soon as reasonably practicable following filing in such definitive form with the SEC. Parent agrees to consult with the Company prior to responding to SEC comments with respect to the preliminary Proxy Statement. Parent and the Company agree to notify each other of any information provided by Parent or the

73

Company, as applicable, for use in the Proxy Statement which shall have become false or misleading and, to the extent advised by its counsel that an amendment or supplement is needed, Parent shall as soon as reasonably practicable prepare and file with the SEC and/or mail to its shareholders an amendment or supplement setting forth such correction. Parent shall as soon as reasonably practicable: (i) notify the Company of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information; and (ii) provide the Company with copies of all written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c) If Parent, in consultation with its counsel, determines that the Proxy Statement requires inclusion of the Company’s or any of the Member Corporations’ audited consolidated financial statements (including, in each case, any notes and schedules thereto) as of and for the year ended December 31, 2023, and, if applicable, unaudited consolidated financial statements (including, in each case, any notes and schedules thereto) as of and for any periods ending in 2024 (collectively, the “Future Period Financial Statements”), then (i) the Company shall provide the Future Period Financial Statements to Parent as soon as reasonably practicable, (ii) the Future Period Financial Statements shall (x) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (y) fairly present in all material respects the consolidated financial position and the results of operations, changes in owners’ equity, and cash flows of the Company and its consolidated Subsidiaries, or of the Member Corporations, as applicable, as of the date of and for the periods referred to in such Future Period Financial Statements, and (z) be audited or reviewed, as applicable, by an independent public accounting firm registered with the PCAOB using PCAOB audit or review standards, as applicable, and (iii) all references in Section 3.04(a), 3.04(b) and 3.04(d) to Company Audited Financial Statements, Company Interim Financial Statements and Company Balance Sheet and all references in Section 6.02(e) to financial statements shall be deemed to include such Future Period Financial Statements.

(d) If Parent, in consultation with its counsel, determines that the Proxy Statement requires the audit of any or all Member Corporations Financial Statements, then the Company shall cause such financial statements to be audited as soon as reasonably practicable by an independent public accounting firm registered with the PCAOB using PCAOB audit standards. If Parent, in consultation with its counsel, determines that the Proxy Statement requires the inclusion of pro forma financial statements with respect to the Member Corporations, then the Company shall cause such pro forma financial statements to be delivered as soon as reasonably practicable.

74

Section 5.07 Notices of Certain Events. Each party shall notify each other party promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Actions commenced, or to such party’s Knowledge, threatened, against Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, that are related to the Merger or the other transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a), Section 6.03(b), or Section 6.03(c) of this Agreement (in the case of Parent and its Subsidiaries), to be satisfied. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.07 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by Parent be deemed to amend or supplement the Parent Disclosure Letter or constitute an exception to any representation or warranty, or (iii) disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.07 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.08 Employees; Severance; Benefit Plans.

(a) All employees of the Company and of Parent immediately prior to the Effective Time shall be, immediately after the Effective Time, employees of Parent (the “Employer of Record”).

(b) After consulting with Parent, the Company will, in its sole and absolute discretion, establish benefit plans, reasonably acceptable to Parent, for all employees of the Employer of Record, with such benefit plans to be effective commencing immediately following the Closing Date. In furtherance of the foregoing, Parent will provide the Company expeditiously all employee data and other information reasonably requested by the Company, and will otherwise cooperate with the Company, to procure benefit coverage for all employees of the Employer of Record. To the extent requested by the Company, Parent agrees to cause all Company Employees to be eligible to participate in the Parent Employee Plans, including without limitation the Parent 2015 Equity and Incentive Plan, consistent with the eligibility criteria applied by Parent to other employees of Parent, and the Company Employees shall receive full credit for prior years of service with the Company and shall not be subject to any preexisting conditions, exclusions or limitations. The Company Employees shall receive parity with Parent Employees with respect to eligibility to participate in all Parent Employee Plans to the extent permitted under the Parent Employee Plans.

75

(c) The Company shall (i) determine, prior to the date that is 30 days prior to the scheduled Closing Date, which of the Company Employee Plans maintained by the Company or its Subsidiaries shall be terminated in connection with the Merger, (ii) notify Parent of its determination in writing within one day of such determination, and (iii) terminate any such plans effective no later than the day immediately preceding the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that any such Company Employee Plans have been terminated.

(d) This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any Parent Employee or Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Parent, the Surviving Company or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Parent, the Surviving Company or any of their respective Affiliates from terminating the employment of any Company Employee or Parent Employee following the Effective Time in accordance with the terms of any applicable employment agreement(s). The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Company Employee, Parent Employee or any other Person to any continued employment with the Parent, the Surviving Company or any of its respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Company Employee or Parent Employee, on the one hand, and the Parent or Surviving Company, on the other hand.

(e) With respect to matters described in this Section 5.08, neither the Company nor Parent will send any written notices or other written communication materials to their employees without the prior written consent of the other party.

Section 5.09 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time a member, officer, director, or manager of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Organizational Documents of the Company, in each case as in effect on the

76

date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Company Disclosure Letter, shall be the obligations of the Surviving Company in the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) The certificate of incorporation and bylaws of Parent after the Effective Time shall contain provisions with respect to exculpation and indemnification that are, to the extent permitted by the Laws of the State of Delaware in the event the Conversion is consummated or by the Laws of the State of Colorado in the event the Conversion is not consummated, at least as favorable as those contained in the certificate of incorporation and bylaws of Parent immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties unless such modification is required by law or consented to in writing by the Indemnified Parties then in office. For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Parent (the “Indemnifying Party”) shall indemnify, defend, and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Parent’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Parent will not be liable for any settlement effected without the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) The Parties shall (i) maintain in effect for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Parent may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof); or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less

77

advantageous to the directors, managers and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, that such “tail” policies are no greater than 200% of the annual premium in place prior to the Effective Time.

(d) The obligations of the Parent under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e) In the event the Parent or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Parent shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, managers and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the

78

execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, Parent or the Merger Sub receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company and Parent shall cooperate in all respects with each other and shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or the Merger Sub or any of their respective Subsidiaries shall be required to, and none of the Company, Parent or the Merger Sub may, without the prior written consent of the other parties, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Merger Sub, the Surviving Company, Parent or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Merger Sub, the Surviving Company, Parent or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Merger Sub, the Surviving Company, Parent or any of their respective Subsidiaries, in each case, not in the ordinary course of business consistent with past practice.

79

Section 5.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.11 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Parent Adverse Recommendation Change or in compliance with Section 5.05.

Section 5.12 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of Parent and the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as soon as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13 Other SEC Filings. Parent shall file with the SEC all annual, quarterly and current reports required to be filed by Parent under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall (i) be made on a timely basis pursuant to the requirements applicable to each such type of report and (ii) comply in all material respects with the rules and regulations of the SEC applicable to each such type of report.

Section 5.14 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by individuals who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Merger by reason of the fact that they will serve as directors or officers of Parent immediately after the Effective Time.

Section 5.15 Further Assurances. At and after the Effective Time, the directors and officers of the Parent, acting on behalf of the Parent as sole manager of the Surviving Company, and the officers of the Surviving Company, shall each be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on

80

behalf of the Company any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 5.16 Over-the-Counter Trading. Prior to the Effective Time, Parent shall cause to make such filings with the Financial Industry Regulation Authority (“FINRA”) as may be required to enable the shares of Parent Common Stock issuable, and those required to be reserved for issuance in connection with the Merger, to be eligible for trading over the counter subject to any transfer restrictions imposed under applicable Law, including Rule 144 under the Securities Act.

Section 5.17 Tax Matters.

(a) Tax Treatment. The parties intend that, for United States federal and applicable state and local Income Tax purposes, the Merger will qualify for the Intended Tax Treatment. Each of Parent, the Merger Sub and the Company (together with each of its respective Subsidiaries) shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent the Merger from qualifying, for the Intended Tax Treatment. Each of Parent, the Merger Sub and the Company (together with each of its respective Subsidiaries) agrees to file each of its respective Tax Returns in a manner that is consistent with the Merger qualifying for the Intended Tax Treatment and shall not otherwise take any Tax position that is inconsistent therewith, unless otherwise required by applicable Law.

(b) Pre-Closing Restructuring. Prior to the Closing Date, the Company shall engage in the following transactions (collectively, the “Pre-Closing Restructuring”):

(i) The Company shall file an election on IRS Form 8832, effective prior to the Closing Date, pursuant to which the Company shall elect to be treated as an association taxable as a corporation for Income Tax purposes.

(ii) The Company shall enter into a merger agreement or agreements with one or more of its members that are corporations for U.S. federal and applicable state and local Income Tax purposes, including one or more of Horizon Common, Kinetics Common and Kinetics Holdings (collectively, the “Member Corporations”), pursuant to which the Member Corporations participating in such merger transaction shall be merged with and into the Company, with the Company being the surviving corporation of such mergers and the shareholders of such Member Corporations receiving membership interests in the Company in exchange for their shares of stock in such Member Corporations.

81

(iii) The change in Income Tax status of the Company resulting from the election described in sub-clause (i) of this section 5.17(b) is intended to be treated as a tax-free exchange by the members of the Company of their partnership interests in the Company, as a partnership for Income Tax purposes, for equity interests in the Company, as a corporation for Income Tax purposes, pursuant to Section 351 of the Code, and the mergers described in sub-clause (ii) of this section 5.17(b) are intended to be treated as tax-free reorganizations pursuant to Section 368(a)(1)(A) of the Code (the intended tax treatment described in this sub-clause (iii) of section 5.17(b), the “Pre-Closing Restructuring Intended Tax Treatment”). The Company (and its Subsidiaries) shall use its reasonable best efforts to cause the Pre-Closing Restructuring to qualify, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent the Pre-Closing Restructuring from qualifying, for the Pre-Closing Restructuring Intended Tax Treatment. The Company and its Subsidiaries agree to file each of its respective Tax Returns in a manner that is consistent with the Pre-Closing Restructuring qualifying for the Pre-Closing Intended Tax Treatment and shall not otherwise take any Tax position that is inconsistent therewith, unless otherwise required by applicable Law.

(c) Member Corporations Financial Statements. As soon as reasonably practicable, Company shall provide to Parent unaudited financial statements as of and for the two years ended December 31, 2022 and as of and for the nine months ended September 30, 2023 (including, in each case, any notes and schedules thereto) of each of the Member Corporations (collectively, the “Member Corporations Financial Statements”), which shall (i) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly present in all material respects the financial position and the results of operations, changes in owners’ equity, and cash flows of the Member Corporations as of the date of and for the periods referred to in such Member Corporations Financial Statements, and (z) be reviewed by an independent public accounting firm registered with the PCAOB using PCAOB review standards. All references in Section 3.04(a), 3.04(b) and 3.04(d) to Company Audited Financial Statements, Company Interim Financial Statements and Company Balance Sheet and all references in Section 6.02(e) to financial statements shall be deemed to include such Member Corporations Financial Statements.

(d) Allocation of Taxes.

(i) Except as otherwise provided in subparagraph (ii), all Taxes with respect to the Company for a Straddle Period shall be apportioned between the portion of the period ending on the Closing Date (and apportioned within such period between the portion of such period ending on the date preceding the Pre-Closing Restructuring and the portion that

82

follows) and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company, as the case may be, by a closing of the books of the Company, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.17 (c)(i), the amount of any item that is taken into account only once for each taxable period shall be allocated between the two portions of the period in proportion to the number of days in each portion; and

(ii) All Taxes with respect to the Company for a Straddle Period that are based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period (and, to the extent relevant, pro rata within the portion of such period ending on the Closing Date between the portion of such period ending on the date preceding the Pre-Closing Restructuring and the portion that follows).

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

(f) Cooperation. Each of Parent, the Merger Sub and the Company shall, and shall each cause their respective Affiliates and Subsidiaries to, provide to the other parties such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing any Tax Return, claim for refund, or in conducting any audit, suit, proceeding, investigation, claim, examination, or other administrative or judicial proceedings with respect to Taxes, in each case, at the expense of the requesting party. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns of the Company or any of its Subsidiaries, together with relevant work papers, or other documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.

83

ARTICLE VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Parent Shareholder Approval. The Requisite Parent Vote shall have been obtained in accordance with the CBCA.

(b) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Final Consideration. Both Parties shall have agreed on the Final Consideration as determined in accordance with Section 2.01(c) or (d).

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and the Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(a), Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a) and Section 3.10 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as if made on and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); (ii) the representations and warranties of the Company contained in Section 3.02 of this Agreement shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all respects (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except those representations

84

and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), with, in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. Other than as provided in Section 6.02(f), the Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof, and containing in an exhibit thereto any updates to the Company Disclosure Letter that would be required if the applicable representations and warranties were provided as of the Closing.

(e) Financial Statements. The Company will have (i) delivered to Parent audited consolidated financial statements of the Company for the year ended December 31, 2022 and unaudited consolidated financial statements of the Company for the nine months ended September 30, 2023, in each case that are substantially similar to the Company Financial Statements delivered or made available to Parent prior to the date hereof and (ii) complied with its obligations set forth in Sections 5.06(c), 5.06(d) and 5.17(c).

(f) Investor Representation Letters. Each of the Company Members will have signed a standard investor representation letter with respect to the Company Member’s receipt of the Parent Common Stock.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent and the Merger Sub contained in Section 4.01(a), Section 4.03(a), Section 4.03(b)(i), Section 4.03(d), Section 4.03(f), Section 4.05(a) and Section 4.10 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as if made on and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all

85

respects as of that date); (ii) the representations and warranties of the Parent and the Merger Sub contained in Section 4.02 of this Agreement shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the other representations and warranties of the Parent and the Merger Sub contained in this Agreement or in any certificate or other writing delivered by the Parent or the Merger Sub pursuant hereto shall be true and correct in all respects (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), with, in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Covenants. Parent and the Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent and the Merger Sub, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c) hereof, and containing in an exhibit thereto any updates to the Parent Disclosure Letter that would be required if the applicable representations and warranties were provided as of the Closing.

(e) Audited Financial Statements. Parent will have delivered to the Company audited consolidated financial statements of Parent for the year ended December 31, 2022 and unaudited consolidated financial statements of Parent for the nine months ended September 30, 2023, in each case that are substantially similar to the Parent Financial Statements delivered or made available to the Company prior to the date hereof.

(f) Resignation of Directors. Parent shall have delivered to the Company copies of executed resignations, effective at the Effective Time, of the Resigning Directors.

86

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Parent Vote) by the mutual written consent of the Company and Parent by action of the Company Members (with respect to the Company) and the Parent Board (with respect to the Parent).

Section 7.02 Termination By Either Parent or the Company. This Agreement may be terminated by any of the Company or Parent at any time prior to the Effective Time (whether before or after the receipt of the Requisite Parent Vote):

(a) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement, such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), or Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied, and has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(b) if at the duly convened Parent Shareholders Meeting, the Requisite Parent Vote shall not have been obtained (unless such Parent Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination By The Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) If (i) a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.05 or Section 5.06(a); or

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or the Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if the

87

Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.04 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if prior to the receipt of the Requisite Parent Vote at the Parent Shareholders Meeting, the Parent Board authorizes Parent, in full compliance with the terms of this Agreement, including Section 5.05 hereof, to enter into a Parent Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, Parent substantially concurrently enters into such Parent Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied; provided, that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if Parent is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, member, manager, officer, employee, agent, or Representative of such party) to the other party hereto, provided, that, if such termination shall result from (i) the intentional or willful failure of either party to perform a covenant or obligation of such party set forth in this Agreement, including without limitation the conditions set forth in ARTICLE VI, (ii) material breach by either party of any representation and warranty set forth in this Agreement or (iii) fraud by either party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 5.04(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article) shall survive any termination hereof and remain in full force and effect.

Section 7.06 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before

88

or after the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Parent Common Stock without such approval.

Section 7.07 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party or parties, as applicable; (b) waive any inaccuracies in the representations and warranties of the other party or parties, as applicable, contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company or Parent, as the case may be, than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise. Notwithstanding the foregoing, no advisory client of the Company shall be deemed to be an Affiliate of the Company.

“Agreement” has the meaning set forth in the Preamble.

“AUM” means the Company’s regulatory assets under management, as determined under Item 5.F of Form ADV.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“CBCA” means the Colorado Business Corporation Act.

89

“Certificate of Amendment” has the meaning set forth in Section 1.05(b).

“Certificate of Conversion” has the meaning set forth in Section 1.03(a).

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Client” means persons or entities from which the Company receives compensation pursuant to an investment advisor agreement between such person or entity and the Company.

“Client Contract” means an investment advisory agreement entered into by the Company RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 3.04(a).

“Company Interim Financial Statements” has the meaning set forth in Section 3.04(b).

“Company Balance Sheet” has the meaning set forth in Section 3.04(b).

“Company BD Subsidiaries” means KBD Securities, LLC, a New York limited liability company, and Kinetics Funds Distributor, LLC, a Delaware limited liability company.

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

90

“Company Financial Statements” means the Company Audited Financial Statements and the Company Interim Financial Statements.

“Company Fund” means each fund with respect to which the Company or any of its Subsidiaries provides Investment Advisory Services.

“Company Fund Documentation” means, with respect to each Company Fund, all organizing documents, including its memorandum and articles of incorporation, limited partnership agreement or other constitutional documents and form of subscription documents (including investor side letters), in each case, that as of the date of this Agreement, are in effect and material to such Company Fund.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Company or any of its Subsidiaries.

“Company Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Company-Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Company-Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Company-Licensed IP” means all Intellectual Property that is licensed to Company or any of its Subsidiaries by a third party, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or

91

any act of terrorism; or (iv) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Members” means the members of the Company, set forth on Section 3.02(a) of the Company Disclosure Letter; provided that, “Company Members as of the date hereof” shall refer to only those members of the Company who are members as of the date of this Agreement.

“Company Membership Interests” has the meaning set forth in Section 3.02(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company-Owned Real Estate” shall mean any and all land and real property owned by the Company or any of its Subsidiaries, together with all of the Company’s or Subsidiaries’ right, title and interest to any buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto.

“Company Pass-Through Tax Return” means any Tax Return relating to Income Tax filed by or with respect to the Company or any Company Subsidiary to the extent that (a) the Company or any such Company Subsidiary is treated as a flow through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the Company Members or the direct or indirect owners (if any) or beneficiaries of such Company Members.

“Company Policies” has the meaning set forth in Section 3.16.

“Company Privacy and Cybersecurity Policies” has the meaning set forth in Section 3.07.

“Company RIA Subsidiary” means Horizon Kinetics Asset Management, LLC, a Delaware limited liability company.

“Company Securities” has the meaning set forth in Section 3.02(b)(i).

“Company Selected Clients” has the meaning set forth in Section 3.19.

92

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.04(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any legally binding contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Conversion” has the meaning set forth in the Recitals.

“Conversion Effective Time” has the meaning set forth in Section 1.03(a).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to the processing of personally identifiable information or personal data, including, as applicable, the California Consumer Privacy Act, the New York Department of Financial Services Cybersecurity Regulation (23 NYCRR 500), Regulation P (12 CFR Part 1016 – Privacy of Consumer Financial Information) and the General Data Protection Regulation 2016/679 and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Delaware Limited Liability Company Act.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“Employer of Record” has the meaning set forth in Section 5.08(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C.

93

§§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Execution Date” has the meaning set forth in the preamble.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices in connection with regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Final Consideration” shall mean the Merger Consideration as finally determined in accordance with Section 2.01.

“Final Determination Date” means a date five (5) Business Days prior to the Closing Date.

“FINRA” has the meaning set forth in Section 5.16.

“Future Period Financial Statements” has the meaning set forth in Section 5.06(c).

“GAAP” has the meaning set forth in Section 3.04(a).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Horizon Common” means Horizon Common Inc., a New York corporation.

94

“Income Tax” means any Tax imposed on net income and franchise Taxes imposed in lieu of Taxes imposed on net income.

“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Indemnifying Party” has the meaning set forth in Section 5.09(b).

“Initial Determination Date” has the meaning set forth in Section 4.02(a).

“Intended Tax Treatment” has the meaning set forth in Section 2.04.

“Intellectual Property” means any and all rights in, arising out of, or associated with any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, certification marks, logos, slogans, trade dress, trade names, corporate, business and product names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) all copyrightable works, all copyrights, whether or not copyrightable, and all registrations, applications for registration, and renewals in connection therewith (“Copyrights”); (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (“Patents”); (d) all internet domain names and social media accounts and user names (including “handles”); (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost information and business and marketing plans and proposals); (g) all computer software including source code, executable code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof (“Software”); (h) all advertising and promotional materials; (i) all other proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto.

95

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Kinetics Common” means Kinetics Common Inc., a New York corporation.

“Kinetics Holding” means Kinetics Holdings Corporation, a New York corporation.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Letter.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means, with respect to the Company, any Company Lease, and, with respect to Parent, any Parent Lease.

“Legal Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Losses” means all claims, losses, costs, defense costs, expenses, liabilities and judgments (including any amounts paid in settlement).

“Member Corporations” has the meaning set forth in Section 5.17(b).

“Member Corporations Financial Statements” has the meaning set forth in Section 5.17(c).

96

“Merger” has the meaning set forth in the Recitals.

“Merger Certificate” has the meaning set forth in Section 1.03.

“Merger Consideration” has the meaning set forth in Section 2.01(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Membership Interests” means the membership interests that the sole member of Merger Sub holds in Merger Sub.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Name Change” has the meaning set forth in the Recitals.

“Net Tangible Assets” means, as of any relevant date, the amount calculated by subtracting all liabilities and all intangible assets of the Company as of such date from the Company’s total assets as of such date, in each case determined in accordance with GAAP; provided, that no purchase accounting adjustments arising out of the transactions contemplated by this Agreement shall be made.

“Notice of Acceptance” has the meaning set forth in Section 2.01(d).

“Notice of Disagreement” has the meaning set forth in Section 2.01(d).

“Order” has the meaning set forth in Section 3.09.

“Organizational Documents” has the meaning set forth in Section 3.01(b).

“Other Company Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Agreement” has the meaning set forth in Section 5.05(b)(i).

“Parent Adverse Recommendation Change” shall mean the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Proxy Statement that is mailed to the Parent shareholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any third party tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making

97

such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d).

“Parent Certificate” means a certificate representing shares of Parent Common Stock.

“Parent Common Stock” means the shares of common stock, par value $0.10 per share, of Parent.

“Parent Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE IV.

“Parent Employees” has the meaning set forth in Section 4.12(a).

“Parent Employee Plans” has the meaning set forth in Section 4.12(a).

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Parent IP” has the meaning set forth in Section 4.07(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent or any of its Subsidiaries.

“Parent Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which Parent or any of its Subsidiaries holds any Parent-Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Parent or any of its Subsidiaries thereunder.

“Parent-Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Parent or any of its Subsidiaries.

98

“Parent-Licensed IP” means all Intellectual Property that is licensed to Parent or any of its Subsidiaries by a third party, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which Parent and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Material Contract” has the meaning set forth in Section 4.15(a).

“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent-Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent Policies” has the meaning set forth in Section 4.16.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(i).

“Parent Shareholders Meeting” means the special meeting of the shareholders of the Parent to be held to consider the adoption of this Agreement.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“PBGC” has the meaning set forth in Section 3.12(d).

“PCAOB” has the meaning set forth in Section 3.04(a).

“Permits” has the meaning set forth in Section 3.08(e).

99

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being actively contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof and the execution or other enforcement of which is effectively stayed); (b) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (c) covenants, conditions, restrictions, easements, and other similar minor and non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (d) any right of way or easement of record related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (e) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Plan of Conversion” has the meaning set forth in Section 1.03(a).

“Pre-Closing Restructuring” has the meaning set forth in Section 5.17(b).

“Pre-Closing Restructuring Intended Tax Treatment” has the meaning set forth in Section 5.17(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Proceeding” means any action (by any private right of action of any Person or by or before any Governmental Entity), suit, litigation, claim, charge, complaint, audit, investigation, inquiry, arbitration, mediation, administrative or other proceeding (including any administrative, criminal, arbitration, or mediation proceeding) by or before any Governmental Entity.

“Proposed Adjustments” has the meaning set forth in Section 2.01(d).

“Pro Rata Merger Consideration” has the meaning set forth in Section 2.01(a)(i).

“Proxy Statement” has the meaning set forth in Section 3.16.

100

“Real Estate” means, with respect to the Company, the Company-Leased Real Estate, and, with respect to Parent, the Parent-Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.05(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Resigning Directors” has the meaning set forth in Section 1.06.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 4.04(a).

“Share Increase” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. A Subsidiary shall not include any funds or pooled investment accounts for which the Company acts as a discretionary investment manager. A Subsidiary shall also not include, as it relates to the Company, FRMO Corporation, a Delaware corporation.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation, or other business combination, of all or substantially all of a party’s consolidated assets or at least a majority of the outstanding equity interests of such party, that such party’s board of managers or board of directors determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is more favorable from a financial point of view to the holders of such party’s equity interests than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such board (including any termination or break-up fees and conditions to consummation); and (e) any revisions to the terms of this Agreement and the Merger proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.05.

“Superior Proposal Notice Period” has the meaning set forth in Section 5.05.

101

“Surviving Company” has the meaning set forth in Section 1.01.

“Surviving Company Membership Interests” means the membership interests that the sole member of the Surviving Company holds in the Surviving Company.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than the other party to this Agreement and its Subsidiaries), relating to any transaction or series of related transactions, involving any: (a) direct or indirect acquisition of assets of a party or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party’s consolidated assets or to which 15% or more of such party’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of a party; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of a party; (d) merger, consolidation, other business combination, or similar transaction involving a party or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated assets, net revenues, or net income of such party and its Subsidiaries, taken as a whole; (e) reorganization, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of a party or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated assets, net revenues, or net income of a party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing; in each case including any financing thereof.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, levies or charges of any kind whatsoever imposed by a Governmental Entity, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Laws” means any Laws relating to the imposition, payment or collection of Taxes.

“Tax Returns” means any return, election, declaration, report, claim for refund, information return or statement, or other document relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

102

“Total Company Value,” at any date of determination, is the sum of (1) Net Tangible Assets on such date plus (2) Value of Operating Business on such date.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Value of Operating Business” means the value of the Company’s operating business, which is (a) stipulated to be $200,000,000 if and only if, at the date of determination, AUM is between $6,000,000,000 and $8,000,000,000, and otherwise (b) calculated by multiplying AUM by 0.03.

“Voting Debt” has the meaning set forth in Section 3.02(c).

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this

103

Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 8.03 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in ARTICLE III or ARTICLE IV, as applicable.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder and thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder and thereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder and thereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject matter hereof of thereof, may not be enforced in or by such courts.

104

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or the Merger Sub, to:	SCOTT’S LIQUID GOLD-INC. 8400 E. Crescent Parkway, Suite 450 Greenwood Village, CO 80111 Attention: David Arndt Email: darndt@slginc.com
with a copy (which will not constitute notice to Parent) to:	Hill Ward Henderson 101 East Kennedy Boulevard, Suite 3700 Tampa, Florida 33602 Attention: Roland S. Chase Facsimile: (813) 221-2900 Email: roland.chase@hwhlaw.com
If to the Company, to:	Horizon Kinetics LLC 470 Park Avenue South

105

New York, NY 10016 Attention: Jay Kesslen Email: legal@horizonkinetics.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or Parent Disclosure Letter, as applicable), the statements in the body of this Agreement will control.

Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.09 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment. No party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party hereto. Subject to the first sentence of this Section 8.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative

106

with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by the other party.

[signature page follows]

107

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: HORIZON KINETICS LLC
By:/s/ Jay Kesslen Name: Jay Kesslen Title: General Counsel
Parent: SCOTT’S LIQUID GOLD-INC.
By: /s/ David Arndt Name: David Arndt Title: Chief Financial Officer
Merger Sub: HKNY ONE, LLC By: /s/ David Arndt Name: David Arndt Title: Chief Financial Officer

108

SCHEDULE A

Calculation of Final Consideration

Defined Terms used but not defined in this schedule have the meaning ascribed to them in the Agreement and Plan of Merger.

Calculation of Final Consideration

Final Consideration shall be the quotient obtained by dividing Total Company Value by 1.25; provided, however, that the maximum Final Consideration under the Agreement shall be 637,000,000 shares of Parent Common Stock.

An example of the calculation of the Final Consideration, assuming AUM is between $6,000,000,000 and $8,000,000,000, follows:

Net Tangible Assets at the Effective Time ($)	Value of Operating Business ($)	Total Company Value ($)	Final Consideration (# of shares)
325,000,000	200,000,000	525,000,000	420,000,000
350,000,000	200,000,000	550,000,000	440,000,000
375,000,000	200,000,000	575,000,000	460,000,000
400,000,000	200,000,000	600,000,000	480,000,000
425,000,000	200,000,000	625,000,000	500,000,000
450,000,000	200,000,000	650,000,000	520,000,000
475,000,000	200,000,000	675,000,000	540,000,000
500,000,000	200,000,000	700,000,000	560,000,000
525,000,000	200,000,000	725,000,000	580,000,000
550,000,000	200,000,000	750,000,000	600,000,000